UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 29, 2025
Date of Report (Date of earliest event reported)

ECD AUTOMOTIVE DESIGN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41497	86-2559175
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4390 Industrial Lane Kissimmee, Florida	34758
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 483-4825

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ECDA	The Nasdaq Stock Market LLC
Warrants	ECDAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on February 5, 2025, ECD Automotive Design, Inc. (the “Company”) received a notice from the Nasdaq Listing Qualifications Department (the “Staff”) stating that the Company was not in Compliance with the Nasdaq Listing Rule 5550(a)(2) which requires a minimum bid price of $1.00 (the “Minimum Bid Rule”). On August 6, 2025, the Company received another notice (the “Bid Delisting Notice”) from Nasdaq stating that the Company had not regained compliance with the Minimum Bid Rule. Accordingly, unless the Company requests an appeal of the determination before the Nasdaq Hearings Panel by August 13, 2025, trading of the Company’s common stock and warrants will be suspended at the opening of business on August 15, 2025, and a Form 25-NSE will be filed with the Commission, which will remove the Company’s securities from listing and registration on Nasdaq.

On February 25, 2025, the Company received a notice from Nasdaq stating that the Company was not in compliance with the Market Value Listing Standard (MVLS) requirement of $30 million. On August 26, 2025, the Company received another notice (the “MVLS Delisting Notice”) from Nasdaq stating that the Company had not regained compliance with the Rule and that this matter serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market.

The Company appealed the Bid Delisting Notice and the MVLS Delisting Notice, and a hearing was scheduled before the Nasdaq Hearings Panel on September 9, 2025.  The Company presented its appeal on September 9, 2025, before the Nasdaq Hearing Panel (the “Panel”), and concluded with a request for the Panel to grant an extension of any suspension or delisting action until October 1, 2025 on the Minimum Bid Rule and until January 7, 2025 on the MVLS listing requirement. On September 16, 2025, the Panel issued its decision and granted the Company an extension until October 1, 2025 to become compliant with the Minimum Bid Rule and price $1.00 rule and until January 7, 2026 to become compliant with the MVLS listing requirement.

On September 18, 2025, the Company effected a 1-for-40 reverse stock split of its issued and outstanding common stock. The reverse stock split increased the per share trading price of the common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market (Rule 550(a)(1)) and in October 2025, the Staff notified the Company that it has resolved the deficiency set forth in the Bid Delisting Notice.

To address the MVLS Delisting Notice, in June of 2025, the Company executed a $500 million equity line of credit (see “Equity Purchase Facility Agreement” above for additional information). In addition, a lender recently converted $13.7 million in debt to preferred equity (see “Exchange Agreement”, “Exchange of Convertible Notes to Preferred Series C Equity” and “Third Exchange Agreement” above for additional information) and purchased an additional $1.1 million of preferred stock (see “Securities Purchase Agreement” above for additional information).  The Company is continuing to work on satisfying the deficiency set forth in the MVLS Delisting Notice (the "MVLS Deficiency").

On December 29, 2025, the Staff notified (the “December Notice”) the Company that the bid price of its listed security had closed at less than $1 per share over the 30 consecutive business days between November 12, 2025 and December 24, 2025 (the “Bid Price Deficiency”), and, as a result, did not comply with Minimum Bid Rule. Normally, the Company would be provided 180 calendar days to regain compliance with the Minimum Bid Rule, however pursuant to Listing Rule 5810(c)(3)(A)(iv), the Company is not eligible for any compliance period specified in Listing Rule 5810(c)(3)(A) due to the fact that the Company has effected a reverse stock split over the prior one-year period.  Accordingly, the December Notice informed the Company that the Bid Price Deficiency serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market.

The Staff also advised the Company that the December Notice serves as formal notification that the Panel will consider this matter in their decision regarding the Company’s continued listing on The Nasdaq Capital Market. In that regard, the Company should present its views with respect to the Bid Price Deficiency to the Panel in writing no later than January 5, 2026.

The Company will use its best efforts to regain compliance with both the Minimum Bid Rule and the MVLS Deficiency and to maintain the listing of the Company's securities on The Nasdaq Stock Market.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed as part of, or incorporated by reference into, this Report.

No.	Description of Exhibit
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 2, 2026

ECD AUTOMOTIVE DESIGN, INC.

	By:	/s/ Victoria Hay
	Name:	Victoria Hay
	Title:	Chief Financial Officer